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                                                                  EXHIBIT (h)(7)

                         EXPENSE LIMITATION AGREEMENT

                        PIMCO Variable Insurance Trust
                           840 Newport Center Drive
                       Newport Beach, California  92260

                               November 25, 1998

Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California  92260

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

     1. The Trust is an open-end investment company which currently has sixteen separate investment portfolios, all of which are subject to this agreement: the Money Market Portfolio; the Short-Term Bond Portfolio; the Low Duration Bond Portfolio; the Real Return Bond Portfolio; the Total Return Bond Portfolio; the High Yield Bond Portfolio; the Long-Term U.S. Government Portfolio; the Global Bond Portfolio; the Foreign Bond Portfolio; the Emerging Markets Bond Portfolio; the Strategic Balanced Portfolio; the StocksPLUS Growth and Income Portfolio; the Equity Income Portfolio; the Capital Appreciation Portfolio; the Mid-Cap Growth Portfolio and the Small-Cap Growth Portfolio (each a "Portfolio"). Additional investment portfolios may be established in the future. This Agreement shall pertain to the Portfolios and to such additional investment portfolios as shall be established in the future.

     2. Pursuant to an Administration Agreement between the Trust and the Administrator, the Trust has retained the Administrator to provide the Trust with administrative and other services.

     3. Each Portfolio shall be subject to a limit on operating expenses (the "Operating Expense Limit") in any year, which shall equal the total portfolio operating expenses specified for that Portfolio in the table identifying the Portfolio's annual portfolio operating expenses in the Portfolio's then-current prospectus, plus 0.49 basis points.

     4. To the extent that the total portfolio operating expenses incurred by a Portfolio in any fiscal year exceed the Operating Expense Limit due to payment of the Portfolio's pro rata share of the Trust's Trustees' fees, that portion of such operating expenses that cause the total portfolio operating expenses to exceed the Operating Expense Limit (the "Excess Amount") shall be waived, reduced or, if previously paid, reimbursed by the Administrator as provided in paragraph 5.

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     5.  Each month the total portfolio operating expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized total portfolio operating expenses for any month of a Portfolio exceed the Operating Expense Limit of such Portfolio, the Administrator shall waive or reduce its fee due and payable pursuant to the Administration Agreement for such month, or reimburse the Portfolio, by the lesser of (i) an amount sufficient to reduce the Portfolio's annualized total portfolio operating expenses to the Operating Expense Limit or (ii) the Portfolio's pro rata portion of the Trust's Trustees' fees for that month.

     6. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the administrative fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

     7. If in any month during which the Administration Agreement is in effect, the estimated annualized total portfolio operating expenses of a Portfolio for that month are less than the Operating Expense Limit, the Administrator shall be entitled to reimbursement by such Portfolio of any administrative fees waived or reduced pursuant to this Agreement (the "Reimbursement Amount") during the previous thirty-six (36) months, to the extent that the Portfolio's annualized total portfolio operating expenses plus the amount so reimbursed does not exceed, for such month, the Operating Expense Limit, provided that such amount paid to the Administrator will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

     8. This Agreement shall become effective on the date above written, and shall apply with respect to each Portfolio's expenses for the entire fiscal year ending December 31, 1998 and for each fiscal year thereafter so long as it is in effect. This Agreement shall have an initial term through December 31, 1999. Thereafter, this Agreement shall automatically renew for one-year terms unless the Administrator provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Administration Agreement, or it may be terminated by the Trust, without payment of any penalty, upon ninety
(90) days' prior written notice to the Administrator at its principal place of business.

     9. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust's Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

     10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the administrative fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Administration Agreement or the Investment Company Act of 1940 (the "1940 Act"), shall have the same meaning as and be resolved by reference to such Administration Agreement or the 1940 Act.

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     11.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

     12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to each Portfolio, individually and not jointly. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to each Portfolio, individually and not jointly, as provided in the Trust's Trust Instrument dated October 3, 1997, as amended from time to time.

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                          Very truly yours,

                                          PIMCO VARIABLE INSURANCE TRUST



                                          By: __________________________________
                                              Title:


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY



By: __________________________________
    Title:

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